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                                                                    Exhibit 23.4


                          Independent Auditors' Consent

The Owners of
Bottling Group, LLC:

We consent to the use of our reports dated January 24, 2002 with respect to the consolidated balance sheets of Bottling Group, LLC as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, cash flows and changes in owners' equity for each of the fiscal years in the three-year period ended December 29, 2001, and with respect to the related financial statement schedule as of December 29, 2001 and December 30, 2000, and for each of the fiscal years in the three-year period ended December 29, 2001, incorporated herein by reference and to the reference to our firm under the heading "Independent Accountants" in the prospectus.

                                                /s/ KPMG LLP

New York, New York
December 20, 2002